FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of July 5, 2021 (the "Amendment Effective Date") by and between Kevin Veal, an individual and resident of the State of California, (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the "Company"), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, on June 23, 2020 ("Employment Agreement Effective Date"), the Company and the Employee entered into an Employment Agreement (the "Employment Agreement") whereby Employee was hired to serve the Company in the capacity as Brand Manager.

WHEREAS, as partial consideration for entering into that Employment Agreement, Employee received an annual "Base Salary" of $[***].

WHEREAS, on or about January 27, 2021, and pursuant to instruction by email from Chief Technology Officer Stefan Galluppi, Employee's annual base Salary was increased to $[***]. Additionally, Employee's title was changed to Director of Traditional Media.

WHEREAS, on or about May 31, 2021, and pursuant to instruction by email from Chief Technology Officer Stefan Galluppi, Employee's annual base Salary was increased to $[***].

WHEREAS, as partial consideration for entering into that Employment Agreement, Employee received "Equity Compensation" to purchase up to four hundred thousand (400,000) shares of the Company's common stock—which is now up to eighty thousand (80,000) shares of the Company's common stock after the October 14, 2020 1-for-5 reverse stock split—with an exercise price of $0.30—which is now $1.50 post reverse stock split—under the following vesting schedule:

- 100,000 shares (20,000 shares post reverse stock split) on June 23, 2021
- 150,000 shares (30,000 shares post reverse stock split) on June 23, 2022
- 150,000 shares (30,000 shares post reverse stock split) on June 23, 2023

WHEREAS, the Parties desire to amend the Employment Agreement, subject to the restrictions set forth further below, to (i) reflect the prior change in title to Director of Traditional Media; (ii) reflect the prior change in base salary to $[***] per year and then $[***] per year; (iii) increase the Equity Compensation by 120,000 post reverse stock split shares of common stock to vest over the same 36 month Initial Term; and (iv) increase the Equity Compensation by 25,000 post reverse stock split restricted share units of common stock to vest at the end of the 36 month Initial Term (i.e., on June 23, 2023).

WHEREAS, for avoidance of doubt, the Employment Agreement remains in full effect, subject only to the Amendments made herein;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be amended as follows:

a. References to this "Amendment" shall mean the Employment Agreement as amended herein.

b. The "**Position**" section of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Position: Director of Traditional Media

c. The "**Base Salary**" section of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Base Salary: $[***] per year

d. The "**Equity Compensation**" section of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Equity Compensation:
The exercise price of all 400,000 (80,000 post reverse stock split) options shall be $0.30 ($1.50 post reverse stock split).
-100,000 (20,000 post reverse stock split) shares @ upon the one-year anniversary of this Agreement (June 23, 2021)
-150,000 (30,000 post reverse stock split) shares @ upon the two-year anniversary of this Agreement (June 23, 2022)
-150,000 (30,000 post reverse stock split) shares @ upon the three-year anniversary of this Agreement (June 23, 2023)

Additionally, subject to a more formal Stock Option Award Agreement reflecting the terms of all equity compensation set forth herein, an "Additional Stock Option" of up to 120,000 post reverse stock split shares of common stock of LFMD at a strike price to be determined by the closing price of the stock on the Amendment Effective Date.

The Additional Stock Option shall vest and become exercisable as follows:
-5,000 post reverse stock split shares vest and become exercisable monthly over a period of twenty-four months, with the first monthly vesting occurring on August 1, 2021, each subsequent monthly vesting occurring on the 1st of each month, except for the final monthly vesting, which will occur on June 23, 2023.

Further, and also subject to a more formal Restricted Stock Award Agreement reflecting the terms of the restricted stock equity compensation set forth herein, a restricted Shares Award of 25,000 Shares.

The restricted Shares shall vest and become exercisable as follows:

-All 25,000 Shares shall vest and become exercisable on June 23, 2023.

All equity compensation set forth herein (Stock Options and restricted Shares) shall vest and become exercisable in full upon the consummation of a "change in control event" (as defined in Section 409A of the Code). All other terms of the Stock Option shall be governed by the Stock Option Award Agreement, and the restricted Shares shall be governed by the Restricted Stock Award Agreement. The Stock Option is intended to be exempt from Section 409A of the Code and shall be administered and interpreted consistent with such intent.

2. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Amendment; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Amendment.

EXECUTED as of the Amendment Effective Date, as set forth below.

LIFEMD, INC.

/s/ Justin Schreiber
By: Justin Schreiber, Chairman & CEO

EMPLOYEE

/s/ Kevin Veal
By: Kevin Veal, Director of Traditional Media